EXHIBIT 99.1

For Immediate Release: February 14, 2014

Former SEC Chairman Elisse B. Walter Elected to Occidental Petroleum Board of Directors

LOS ANGELES, February 14, 2014 -- Occidental Petroleum Corporation (NYSE: OXY) announced today that the Hon. Elisse B. Walter, former Chairman of the U.S. Securities and Exchange Commission (SEC), has been elected to its Board of Directors.
Ms. Walter, 63, was appointed Commissioner of the SEC by President George W. Bush, and served in that capacity from 2008 until 2013. President Barack Obama designated her as Chairman of the SEC in December 2012.
Ms. Walter spent more than two decades of her distinguished career at the SEC. She served as Senior Executive Vice President, Regulatory Policy and Programs, for the Financial Industry Regulatory Authority (FINRA). She held the same position at the National Association of Securities Dealers (NASD) before its 2007 consolidation with NYSE Member Regulation. Earlier in her career, she served as the General Counsel of the Commodity Futures Trading Commission and as Deputy Director of the SEC Division of Corporation Finance.
“Chairman Walter’s long and distinguished record of public service in major leadership roles at key agencies of the federal government has given her unique insight into both business and government,” said Ambassador Edward P. Djerejian, Chairman of the Board. “We feel very fortunate to have her on our Board.”
Among the honors Ms. Walter has received are the Presidential Rank Award (Distinguished), the ASECA William O. Douglas Award, the SEC Chairman’s Award for Excellence and the Federal Bar Association’s Philip A. Loomis, Jr., and Manuel F. Cohen Awards. She is a member of the Academy of Women Achievers of the YWCA of the City of New York and the inaugural class of the DirectWomen Institute.
Ms. Walter holds a B.A. in Mathematics, cum laude, from Yale University and a J.D., cum laude, from Harvard Law School.
About Oxy
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is one of the largest U.S. oil and gas companies, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

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